21shares us llc

477 Madison Avenue, 6th Floor

New York, NY 10022

VIA EDGAR

July 18, 2024

Division of Corporation Finance

Office of Crypto Assets

Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

Re:	21Shares Core Ethereum ETF

Amendment No. 6 to Registration Statement on Form S-1

Filed July 17, 2024
SEC File Nos. 333-274364

To Whom It May Concern:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, 21Shares Core Ethereum ETF (the “Registrant”) hereby requests that the effective date of the above-referenced Registration Statement, as amended, (the “Registration Statement”) be accelerated so that the Registration Statement may become effective no earlier than 4:30 p.m., Eastern Time, on July 22, 2024, or as soon as practicable thereafter.

The Registrant requests that notification of such effectiveness be made by telephone call to Allison Fumai of Dechert LLP, legal counsel to the Registrant, at 212-698-3526.

Very truly yours,

21shares core Ethereum etf

21Shares US LLC, as Sponsor of the Trust

By:	/s/ Ophelia Snyder
Name:	Ophelia Snyder
Title:	President

*	The registrant is a trust, and the person is signing in her capacity as officer of 21Shares US LLC, the Sponsor of the registrant.

21Shares US LLC

477 Madison Avenue, 6th Floor

New York, NY 10022

VIA EDGAR

July 18, 2024

Division of Corporation Finance

Office of Crypto Assets

Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

Re:	21Shares Core Ethereum ETF

Amendment No. 6 to Registration Statement on Form S-1

Filed July 17, 2024
SEC File Nos. 333-274364

To Whom It May Concern:

Pursuant to Rule 461 under the Securities Act of 1933, as amended (the “1933 Act”), 21Shares US LLC, in its capacity as Sponsor of 21Shares Core Ethereum ETF (the “Trust”), hereby joins in the request of the Fund for acceleration of the effective date of the above-referenced Registration Statement, as amended, (the “Registration Statement”) so that such Registration Statement may be declared effective no earlier than 4:30 p.m., Eastern Time, on July 22, 2024, or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

21Shares US LLC

By:	/s/ Ophelia Snyder
Name:	Ophelia Snyder
Title:	President